November 7, 2016
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES THIRD QUARTER 2016 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $0.05 per basic share for the third quarter of 2016, a $0.15 improvement from the consolidated loss of $0.10 per share for the third quarter of 2015.  Consolidated net income was $2.5 million for the third quarter of 2016, compared to a consolidated net loss of $4.7 million for the third quarter of 2015.  The current quarter includes $2.3 million, or $0.05 per share, in other income associated with increases in the cash surrender values of company-owned life insurance (“COLI”) policies and recognized net death benefits.  The prior-year quarter included a decline in COLI cash surrender values of $3.9 million, or $0.08 per share.  The natural gas segment experienced a net loss of $12.4 million in the third quarter of 2016 compared to a net loss of $18.9 million in the third quarter of 2015, while the construction services segment had net income of $14.9 million in the current quarter compared to net income of $14.2 million in the third quarter of 2015.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to John P. Hester, President and Chief Executive Officer, “We are pleased to report earnings per share of $0.05 for the third quarter of 2016, a $0.15 improvement over the prior-year quarter.  In our natural gas segment, seasonal conditions generally lead to net losses during the third quarter of each year; however, a $6.5 million improvement over

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the prior year was experienced due primarily to positive returns on COLI policies, compared to negative returns in the prior-year quarter.”  Hester added, “Construction services results improved slightly between quarters as Centuri recognized record quarterly revenues and profits.”  Hester concluded, “As we indicated in our 2015 Annual Shareholder Report, our aim for 2016 is to continue earning the trust of our investors by building on our track record of growth at both our utility and construction services business segments.  We are confident that execution on our business strategies will continue to create value for our shareholders.”

For the twelve months ended September 30, 2016, consolidated net income was $153 million, or $3.22 per basic share, compared to $130.9 million, or $2.80 per basic share, for the twelve-month period ended September 30, 2015.  The current twelve-month period includes a COLI-related increase of $7.5 million, or $0.16 per share, while the prior-year period includes a COLI-related decrease of $200,000.  Natural gas segment income increased by $6.6 million between periods and construction services segment income improved by $15.5 million between periods.

Natural Gas Operations Segment Results
Third Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $6 million between quarters.  Combined rate relief in the California jurisdiction and Paiute Pipeline Company provided $2 million in operating margin.  New customers contributed $1 million of the operating margin increase in the third quarter of 2016, as approximately

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29,000 net new customers were added during the last twelve months.  Operating margin attributable to the Nevada conservation and energy efficiency (“Nevada CEE”) surcharge, which was implemented in January 2016, was $2 million.  Operating margin associated with infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues collectively increased $1 million.

Operations and maintenance expenses increased $2.3 million, or 2%, between quarters due primarily to general cost increases.  On a combined basis, depreciation and general taxes increased $4.6 million, or 7%, between quarters primarily due to a 6% increase in average gas plant in service.

Other income and deductions improved $6 million between quarters primarily due to the changes in cash surrender values of COLI policies and associated net death benefits recognized.

Twelve Months to Date

Operating margin increased $28 million between periods including $8 million attributable to customer growth and a combined $8 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Operating margin attributable to the Nevada CEE surcharge implemented in January 2016 was $8 million (a corresponding increase is reflected in amortization expense).  Operating margin associated with infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues collectively improved $4 million.

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Operations and maintenance expenses increased $15 million, or 4%, between periods primarily due to general cost increases and a $4 million increase in expenses associated with pipeline integrity management and damage prevention programs.  Depreciation expense and general taxes (combined) increased $19.5 million, or 7%, primarily due to a 6% increase in average gas plant in service and a $6 million increase in amortization related to the recovery of regulatory assets.

Other income and deductions improved $8 million between periods primarily due to the changes in cash surrender values of COLI policies and associated net death benefits recognized.
Construction Services Segment Results
Third Quarter
Revenues increased $54 million between quarters, primarily due to additional pipe replacement work with existing customers, incremental work from awarded bid contracts, and work with new customers.  Construction expenses increased $54 million between quarters primarily due to the additional pipe replacement and bid contract work and higher labor costs experienced due to changes in the mix of work with existing customers.  Contained within construction expenses were higher general and administrative costs to support the growth in operations, including approximately $1 million of incremental costs related to management realignment activities.

Depreciation and amortization expense declined $395,000 between quarters primarily due to a $2 million reduction in depreciation associated with a change in the estimated

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useful lives of certain depreciable equipment, substantially offset by depreciation on new equipment purchased to support the growing volume of work.  Net interest deductions decreased $348,000 between quarters primarily due to lower interest rates on outstanding borrowings during the current quarter.

Twelve Months to Date

Both comparative periods were impacted by a previous Canadian industrial construction project (the prior-year period includes a $7.7 million pretax loss reserve, while the current period includes an approximate $4 million pretax favorable settlement).  Revenues overall increased $179 million between periods primarily due to additional pipe replacement work.  Favorable weather conditions generally in the mid-western and north-eastern parts of the United States and in Canada from late 2015 into early 2016 provided an extended construction season.  Construction expenses increased $159 million between periods due to additional pipe replacement work during the twelve months ended September 30, 2016.

Depreciation and amortization expense increased $2.4 million between periods primarily due to depreciation of equipment purchased to support additional work.  Net interest deductions decreased $2.2 million between periods due to lower interest rates and lower average outstanding borrowings.
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Outlook for 2016 – 3rd Quarter 2016 Update

Natural Gas Segment:
•
Operating margin for 2016 is anticipated to benefit from customer growth (similar to 2015), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 3% in incremental margin.  Additionally, new rates established to recover Nevada CEE program costs are expected to increase margin by approximately $11 million, but will be offset by a similar increase in amortization expense.

•
Operations and maintenance expense is expected to increase modestly as compared to 2015 due to increased general costs, pipeline integrity management and damage prevention programs, and costs associated with customer growth.  These increases will be mitigated by a decrease in pension costs.  Depreciation and general taxes should increase consistent with the growth in gas plant in service (approximately 5% to 6%) plus the amortization of Nevada CEE program costs noted above.

•	Operating income is expected to increase by 2% to 3% between years.
•	Net interest deductions for 2016 are expected to be approximately $2 million to $3 million higher than 2015, including the impact of $300 million of senior notes issued in September 2016.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

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•	Capital expenditures in 2016 are estimated at $470 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
•	Centuri revenues for 2016 are anticipated to approximate $1.1 billion.
•	Operating income is expected to be approximately 5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2016 are expected to be between $6.5 million and $7.5 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

Southwest Gas Corporation provides natural gas service to 1,967,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2016	2015

Consolidated Operating Revenues	$539,969	$505,396

Net Income (Loss)	$2,472	$(4,734)

Average Number of Common Shares Outstanding	47,481	47,102

Earnings (Loss) Per Share	$0.05	$(0.10)

Diluted Earnings (Loss) Per Share	$0.05	$(0.10)

NINE MONTHS ENDED SEPTEMBER 30,	2016	2015

Consolidated Operating Revenues	$1,818,965	$1,778,220

Net Income	$86,861	$72,198

Average Number of Common Shares Outstanding	47,464	46,863

Basic Earnings Per Share	$1.83	$1.54

Diluted Earnings Per Share	$1.82	$1.53

TWELVE MONTHS ENDED SEPTEMBER 30,	2016	2015

Consolidated Operating Revenues	$2,504,370	$2,405,903

Net Income	$152,980	$130,944

Average Number of Common Shares Outstanding	47,442	46,777

Basic Earnings Per Share	$3.22	$2.80

Diluted Earnings Per Share	$3.20	$2.77

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2016	2015	2016	2015	2016	2015

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(12,405)	$(18,939)	$67,536	$59,325	$119,836	$113,252
Contribution to net income - construction services	14,877	14,205	19,325	12,873	33,144	17,692
Net income (loss)	$2,472	$(4,734)	$86,861	$72,198	$152,980	$130,944

Basic earnings (loss) per share	$0.05	$(0.10)	$1.83	$1.54	$3.22	$2.80
Diluted earnings (loss) per share	$0.05	$(0.10)	$1.82	$1.53	$3.20	$2.77

Average outstanding common shares	47,481	47,102	47,464	46,863	47,442	46,777
Average shares outstanding (assuming dilution)	47,830	-	47,802	47,261	47,787	47,194

Results of Natural Gas Operations
Gas operating revenues	$200,179	$219,420	$980,927	$1,059,178	$1,376,388	$1,457,266
Net cost of gas sold	39,056	64,268	324,072	427,045	460,836	570,052
Operating margin	161,123	155,152	656,855	632,133	915,552	887,214
Operations and maintenance expense	102,438	100,102	301,979	294,956	400,222	385,271
Depreciation and amortization	56,436	52,672	174,413	159,259	228,609	210,863
Taxes other than income taxes	12,480	11,652	39,480	37,063	51,810	50,059
Operating income (loss)	(10,231)	(9,274)	140,983	140,855	234,911	241,021
Other income (deductions)	2,521	(3,525)	6,712	(611)	9,615	1,652
Net interest deductions	16,364	16,259	49,155	48,104	65,146	64,958
Income (loss) before income taxes	(24,074)	(29,058)	98,540	92,140	179,380	177,715
Income tax expense (benefit)	(11,669)	(10,119)	31,004	32,815	59,544	64,463
Contribution to net income (loss) - gas operations	$(12,405)	$(18,939)	$67,536	$59,325	$119,836	$113,252

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2016

FINANCIAL STATISTICS
Market value to book value per share at quarter end	204%
Twelve months to date return on equity -- total company	9.5%
-- gas segment	7.8%
Common stock dividend yield at quarter end	2.6%
Customer to employee ratio at quarter end (gas segment)	881 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$ 1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
(In dekatherms)	2016	2015	2016	2015
Residential	52,661,072	46,237,388	71,965,751	61,004,177
Small commercial	22,185,455	20,672,217	30,025,021	27,599,071
Large commercial	6,936,299	6,941,922	9,222,795	9,169,290
Industrial / Other	2,227,187	2,311,208	3,013,246	3,262,841
Transportation	75,088,713	75,365,415	103,294,038	98,166,327
Total system throughput	159,098,726	151,528,150	217,520,851	199,201,706

HEATING DEGREE DAY COMPARISON
Actual	1,177	924	1,763	1,335
Ten-year average	1,275	1,288	1,779	1,776

Heating degree days for prior periods have been recalculated using the current period customer mix.